Exhibit 99.1


California Pizza Kitchen Reports Third Quarter 2003 Revenues and
Comparable Restaurant Sales


    LOS ANGELES--(BUSINESS WIRE)--Oct. 8, 2003--

     Reiterates Third Quarter Earnings Guidance Before Impairment
                        and Transition Charges

    California Pizza Kitchen, Inc., (Nasdaq:CPKI) reported today that revenues increased approximately 18% to $93.1 million for the third quarter ended September 28, 2003 versus $78.9 million in the third quarter of 2002. Comparable restaurant sales increased approximately 2.0% for the three-month period versus 5.3% for the same period a year ago. The increase in comparable restaurant sales resulted primarily from an increase in average check due to price increases taken in November 2002 and September 2003 and changes in the menu mix. This was offset by an approximate 0.7% decrease in customer traffic during the quarter.
    As the Company previously discussed on its July 24, 2003 second quarter conference call, management has been reviewing its portfolio of newer restaurants. As a result of this review, management anticipates incurring a non cash impairment charge in accordance with Financial Accounting Standards No. 144. This will combine with a non recurring severance charge related to the July management transition. The total amount of these charges, which will be incurred in the third quarter, is expected to range from $13 million to $16 million.
    Based on the current sales performance and excluding the impairment and severance charges, California Pizza Kitchen remains comfortable with its previous earnings per share guidance of $0.21 to $0.23 for the current quarter.
    During the third quarter the Company opened seven new restaurants for a total of 17 new restaurants to date in 2003. The new restaurants that opened in the third quarter include Geneva, IL; Colorado Springs, CO; Austin, TX; Virginia Beach, VA; Richmond, VA; Maple Grove, MN; Stockton, CA. The Company anticipates opening 5 new restaurants in the fourth quarter of 2003, for a total of 22 new restaurants this year.
    The Company intends to release its third quarter earnings on Thursday, October 23, 2003 at approximately 4:00 pm Eastern Time. A conference call will be held approximately one hour after the earnings release and webcast at http://www.cpk.com to discuss third quarter earnings, the impairment charge and management's growth strategy.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, and sandwiches. The average guest check is approximately $11.60. The chain operates, licenses or franchises 166 restaurants of which 135 are company-owned and 31 operate under franchise or license agreements. The Company also has a strategic alliance with Kraft Pizza Company to manufacture and distribute a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen can be found on the World Wide Web at www.cpk.com.

    This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             Media:
             Sarah Goldsmith-Grover, 310-342-5000
             sgoldsmith@cpk.com
               or
             Investors:
             Greg Levin, 310-342-5000
             glevin@cpk.com